SUPPLEMENT, DATED SEPTEMBER 28, 2006, TO PROSPECTUS SUPPLEMENT, DATED SEPTEMBER 27, 2006
(To Prospectus dated August 28, 2006)

CWABS, INC.
Depositor
COUNTRYWIDE HOME LOANS, INC.
Sponsor and Seller
Countrywide Home Loans Servicing LP
Master Servicer
CWABS Asset-Backed Certificates Trust 2006-BC4
Issuing Entity
Asset-Backed Certificates, Series 2006-BC4

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 27, 2006.

The aggregate Certificate Principal Balance of the Offered Certificates on the front cover and back cover is deleted in its entirety and replaced with the following:

$578,700,100
(Approximate)

The Original Certificate Principal Balances of the Class 1-A Certificates and the Class 2-A-3 Certificates in the table on the cover are deleted in their entirety and replaced with the following underlined dollar amounts:

Class	Original Certificate Principal Balance(1)	Price to Public	Underwriting Discount	Proceeds to Depositor(2)
1-A	$200,970,000	100.00000%	0.05208%	99.94792%
2-A-1	$179,188,000	100.00000%	0.05200%	99.94800%
2-A-2	$74,495,000	100.00000%	0.10333%	99.89667%
2-A-3	$23,847,000	100.00000%	0.15617%	99.84383%
M-1	$22,200,000	100.00000%	0.25000%	99.75000%
M-2	$20,400,000	100.00000%	0.55833%	99.44167%
M-3	$12,600,000	100.00000%	0.83333%	99.16667%

The Initial Certificate Principal Balances of the Class 1-A Certificates and the Class 2-A-3 Certificates in the table on page S-4 are deleted in their entirety and replaced with the following underlined dollar amounts:

Class	Initial Certificate Principal Balance (1)	Type	Last Scheduled Distribution Date (2)	Initial Rating (Moody’s) (3)	Initial Rating (S&P) (3)
Offered Certificates
1-A	$200,970,000	Senior/Adjustable Rate	October 2036	Aaa	AAA
2-A-1	$179,188,000	Senior/Adjustable Rate	October 2032	Aaa	AAA
2-A-2	$74,495,000	Senior/Adjustable Rate	September 2036	Aaa	AAA
2-A-3	$23,847,000	Senior/Adjustable Rate	November 2036	Aaa	AAA
M-1	$22,200,000	Subordinate/Adjustable Rate	October 2036	Aa1	AA+
M-2	$20,400,000	Subordinate/Adjustable Rate	October 2036	Aa2	AA
M-3	$12,600,000	Subordinate/Adjustable Rate	October 2036	Aa3	AA-
M-4	$10,200,000	Subordinate/Adjustable Rate	October 2036	A1	A+
M-5	$10,200,000	Subordinate/Adjustable Rate	October 2036	A2	A
M-6	$9,300,000	Subordinate/Adjustable Rate	October 2036	A3	A-
M-7	$9,300,000	Subordinate/Adjustable Rate	October 2036	Baa1	BBB+
M-8	$6,000,000	Subordinate/Adjustable Rate	October 2036	Baa2	BBB
A-R	$100	Senior/REMIC Residual	October 2006	Aaa	AAA
Non-Offered Certificates (4)
M-9	$3,600,000	Subordinate/Adjustable Rate	September 2036	Baa3	BBB-
B	$6,000,000	Subordinate/Adjustable Rate	September 2036	Ba1	BB+
P	$100(5)	Prepayment Charges	N/A	N/R	N/R
C	N/A	Residual	N/A	N/R	N/R

The Stepdown Date definition on page S-9 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

The Stepdown Date:

The stepdown date will be the earlier of:

•	the distribution date following the distribution date on which the aggregate certificate principal balance of the Class A Certificates is reduced to zero; and

•	the later of:

•	the October 2009 distribution date; and

the first distribution date on which the aggregate certificate principal balance of the Class A Certificates (after calculating anticipated distributions on that distribution date) is less than or equal to 59.50% of the aggregate stated principal balance of the mortgage loans for that distribution date.

The second paragraph on page S-11 is amended by deleting the dollar amount appearing therein in its entirety and replacing it with the dollar amount as underlined below:

On the closing date, it is expected that the sum of the aggregate stated principal balance of the closing date mortgage loans and any amounts on deposit in the pre-funding account will exceed the initial aggregate certificate principal balance of the interest-bearing certificates by approximately $11,700,000.

The definition of “Class 1-A Principal Distribution Target Amount” on page S-49 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

“Class 1-A Principal Distribution Target Amount” for any Distribution Date means the excess of: (1) the Certificate Principal Balance of the Class 1-A Certificates immediately prior to the Distribution Date, over (2) the lesser of (i) 59.50% of the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 1 for the Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 1 for the Distribution Date minus 0.50% of the sum of the aggregate Initial Cut-off Date Principal Balance of the Closing Date Mortgage Loans in Loan Group 1 and the original Pre-Funded Amount in respect of Loan Group 1.

The definition of “Class 2-A Principal Distribution Target Amount” on page S-49 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

“Class 2-A Principal Distribution Target Amount” for any Distribution Date means the excess of: (1) the Certificate Principal Balance of the Class 2-A Certificates immediately prior to the Distribution Date, over (2) the lesser of (i) 59.50% of the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 2 for the Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group 2 for the Distribution Date minus 0.50% of the sum of the aggregate Initial Cut-off Date Principal Balance of the Closing Date Mortgage Loans in Loan Group 2 and the original Pre-Funded Amount in respect of Loan Group 2.

The table under the definition of “Delinquency Trigger Event” on page S-50 is deleted in its entirety and replaced with the following:

Class	Percentage

A	37.01%
M-1	45.28%
M-2	56.99%
M-3	67.82%
M-4	80.16%
M-5	97.97%
M-6	122.86%
M-7	164.71%
M-8	211.11%
M-9	254.05%
B	384.33%

The table under the definition of “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” on page S-50 is deleted in its entirety and replaced with the following:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage
Class M-1	16.55%	33.10%
Class M-2	13.15%	26.30%
Class M-3	11.05%	22.10%
Class M-4	9.35%	18.70%
Class M-5	7.65%	15.30%
Class M-6	6.10%	12.20%
Class M-7	4.55%	9.10%
Class M-8	3.55%	7.10%
Class M-9	2.95%	5.90%
Class B	1.95%	3.90%

The definition of “Overcollateralization Target Amount” on page S-51 is amended by deleting the percentages appearing therein in their entirety and replacing them with the percentages as underlined below:

“Overcollateralization Target Amount” with respect to any Distribution Date means (a) prior to the Stepdown Date, an amount equal to 1.95% of the sum of the aggregate Closing Date Pool Principal Balance and the original Pre-Funded Amount and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 3.90% of the aggregate Stated Principal Balance of the Mortgage Loans for the current Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

The definition of “Stepdown Date” on page S-52 and S-53 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

“Stepdown Date” is the earlier to occur of:

(a)    the Distribution Date following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates is reduced to zero, and

(b)    the later to occur of (x) the Distribution Date in October 2009 and (y) the first Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates (after calculating anticipated distributions on the Distribution Date) is less than or equal to 59.50% of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date.

The tables entitled “Percentages of the Initial Certificate Principal Balances of the Offered Certificates (other than the Class A-R Certificates) at the Respective Percentages of the Prepayment Model” on page S-93, S-94 and S-95 are deleted in their entirety and replaced with the following:

Percentages of the Initial Certificate Principal Balances of the Offered Certificates
(other than the Class A-R Certificates)
at the Respective Percentages of the Prepayment Model

	Class 1-A					Class 2-A-1
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	83	74	66	58	49	73	61	48	35	22
September 25, 2008	62	46	31	18	6	41	16	0	0	0
September 25, 2009	49	30	14	2	0	20	0	0	0	0
September 25, 2010	38	26	14	2	0	4	0	0	0	0
September 25, 2011	32	20	12	0	0	0	0	0	0	0
September 25, 2012	27	16	9	0	0	0	0	0	0	0
September 25, 2013	23	12	0	0	0	0	0	0	0	0
September 25, 2014	20	10	0	0	0	0	0	0	0	0
September 25, 2015	17	8	0	0	0	0	0	0	0	0
September 25, 2016	14	0	0	0	0	0	0	0	0	0
September 25, 2017	12	0	0	0	0	0	0	0	0	0
September 25, 2018	10	0	0	0	0	0	0	0	0	0
September 25, 2019	9	0	0	0	0	0	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	4.49	2.91	2.00	1.33	1.06	1.91	1.28	1.00	0.82	0.68
Weighted Average Life to Maturity (in years)	4.84	3.19	2.21	1.43	1.06	1.91	1.28	1.00	0.82	0.68

	Class 2-A-2					Class 2-A-3
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	100	100	100	100	100	100	100	100	100	100
September 25, 2008	100	100	85	35	0	100	100	100	100	71
September 25, 2009	100	79	21	0	0	100	100	100	23	0
September 25, 2010	100	64	21	0	0	100	100	100	23	0
September 25, 2011	87	43	13	0	0	100	100	100	0	0
September 25, 2012	69	27	*	0	0	100	100	100	0	0
September 25, 2013	54	14	0	0	0	100	100	0	0	0
September 25, 2014	41	4	0	0	0	100	100	0	0	0
September 25, 2015	30	0	0	0	0	100	88	0	0	0
September 25, 2016	21	0	0	0	0	100	0	0	0	0
September 25, 2017	13	0	0	0	0	100	0	0	0	0
September 25, 2018	6	0	0	0	0	100	0	0	0	0
September 25, 2019	0	0	0	0	0	100	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	7.76	4.89	2.98	1.97	1.67	13.77	9.03	6.46	3.24	2.12
Weighted Average Life to Maturity (in years)	7.76	4.89	2.98	1.97	1.67	17.98	12.24	8.89	4.38	2.12
_____________
* If applicable, represents less than one-half of one percent, but greater than zero.

	Class M-1					Class M-2
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	100	100	100	100	100	100	100	100	100	100
September 25, 2008	100	100	100	100	100	100	100	100	100	100
September 25, 2009	100	100	100	100	77	100	100	100	100	100
September 25, 2010	100	69	100	100	0	100	69	45	100	0
September 25, 2011	86	54	32	0	0	86	54	32	0	0
September 25, 2012	73	42	23	0	0	73	42	23	0	0
September 25, 2013	62	33	0	0	0	62	33	0	0	0
September 25, 2014	53	26	0	0	0	53	26	0	0	0
September 25, 2015	45	20	0	0	0	45	20	0	0	0
September 25, 2016	38	0	0	0	0	38	0	0	0	0
September 25, 2017	32	0	0	0	0	32	0	0	0	0
September 25, 2018	27	0	0	0	0	27	0	0	0	0
September 25, 2019	23	0	0	0	0	23	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	8.96	5.85	4.92	4.82	3.37	8.96	5.84	4.70	4.75	3.66
Weighted Average Life to Maturity (in years)	9.88	6.55	5.44	6.60	5.91	9.85	6.50	5.20	5.27	4.74

	Class M-3					Class M-4
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	100	100	100	100	100	100	100	100	100	100
September 25, 2008	100	100	100	100	100	100	100	100	100	100
September 25, 2009	100	100	100	100	100	100	100	100	100	100
September 25, 2010	100	69	45	100	0	100	69	45	42	0
September 25, 2011	86	54	32	0	0	86	54	32	0	0
September 25, 2012	73	42	23	0	0	73	42	23	0	0
September 25, 2013	62	33	0	0	0	62	33	0	0	0
September 25, 2014	53	26	0	0	0	53	26	0	0	0
September 25, 2015	45	20	0	0	0	45	20	0	0	0
September 25, 2016	38	0	0	0	0	38	0	0	0	0
September 25, 2017	32	0	0	0	0	32	0	0	0	0
September 25, 2018	27	0	0	0	0	27	0	0	0	0
September 25, 2019	23	0	0	0	0	23	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	8.96	5.83	4.59	4.39	3.64	8.96	5.82	4.53	4.17	3.47
Weighted Average Life to Maturity (in years)	9.82	6.47	5.07	4.77	4.05	9.78	6.42	4.98	4.53	3.76

	Class M-5					Class M-6
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	100	100	100	100	100	100	100	100	100	100
September 25, 2008	100	100	100	100	100	100	100	100	100	100
September 25, 2009	100	100	100	100	100	100	100	100	100	43
September 25, 2010	100	69	45	28	0	100	69	45	28	0
September 25, 2011	86	54	32	0	0	86	54	32	0	0
September 25, 2012	73	42	23	0	0	73	42	23	0	0
September 25, 2013	62	33	0	0	0	62	33	0	0	0
September 25, 2014	53	26	0	0	0	53	26	0	0	0
September 25, 2015	45	20	0	0	0	45	20	0	0	0
September 25, 2016	38	0	0	0	0	38	0	0	0	0
September 25, 2017	32	0	0	0	0	32	0	0	0	0
September 25, 2018	27	0	0	0	0	27	0	0	0	0
September 25, 2019	23	0	0	0	0	23	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	8.96	5.82	4.48	4.02	3.28	8.96	5.82	4.44	3.90	3.15
Weighted Average Life to Maturity (in years)	9.73	6.39	4.90	4.36	3.56	9.66	6.33	4.82	4.20	3.40

	Class M-7					Class M-8
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 25, 2007	100	100	100	100	100	100	100	100	100	100
September 25, 2008	100	100	100	100	100	100	100	100	100	100
September 25, 2009	100	100	100	100	28	100	100	100	100	28
September 25, 2010	100	69	45	28	0	100	69	45	28	0
September 25, 2011	86	54	32	0	0	86	54	32	0	0
September 25, 2012	73	42	23	0	0	73	42	23	0	0
September 25, 2013	62	33	0	0	0	62	33	0	0	0
September 25, 2014	53	26	0	0	0	53	26	0	0	0
September 25, 2015	45	20	0	0	0	45	20	0	0	0
September 25, 2016	38	0	0	0	0	38	0	0	0	0
September 25, 2017	32	0	0	0	0	32	0	0	0	0
September 25, 2018	27	0	0	0	0	27	0	0	0	0
September 25, 2019	23	0	0	0	0	23	0	0	0	0
September 25, 2020	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	8.96	5.81	4.41	3.81	3.04	8.96	5.81	4.38	3.74	2.97
Weighted Average Life to Maturity (in years)	9.55	6.23	4.72	4.06	3.25	9.38	6.11	4.61	3.92	3.12

The first paragraph under the section “Use of Proceeds” on page S-103 is amended by deleting the dollar amount appearing therein in its entirety and replacing it with the dollar amount as underlined below:

It is expected that the proceeds to the Depositor from the sale of the Underwritten Certificates will be approximately $577,494,140 before deducting issuance expenses payable by the Depositor, estimated to be approximately $557,000. The Depositor will apply the net proceeds of the sale of the Offered Certificates against the purchase price of the Closing Date Mortgage Loans on the Closing Date and to deposit the Pre-Funded Amount, if any, in the Pre-Funding Account.

Countrywide Securities Corporation

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Series 2006-BC4 Asset-Backed Certificates in any state where the offer is not permitted.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the Series 2006-BC4 Asset-Backed Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 2006-BC4 Asset-Backed Certificates will be required to deliver a prospectus supplement and prospectus for 90 days after the date of the prospectus supplement.

September 28, 2006